Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of CEA Industries Inc. of our report dated March 27, 2025, with respect to the consolidated financial statements of CEA Industries Inc. for the years ended December 31, 2024 and 2023, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission. We consent with respect to our audit report dated July 25, 2025, with respect to the consolidated financial statements of CEA Industries Inc. of the four-month period from January 1, 2025 to April 30, 2025, included in its Transition Report (Form 10-KT) filed with the Securities and Exchange Commission.

We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 18, 2026